Exhibit 99.1

Fig Publishing’s Parent Company

Raises $7.84 million in Series A Financing

Round led by Spark Capital and Greycroft to fuel growth of

the world’s first fan funded publishing platform for video games

San Francisco, CA, January 20, 2017 — Loose Tooth Industries Inc., the parent company of Fig Publishing, Inc., announced that it has raised $7.84 million in Series A financing.

Fig Publishing is the only video game publisher that sells SEC-qualified shares tied to individual game projects, which it sells on the Fig.co crowdfunding platform. Loose Tooth intends to use a substantial majority of these proceeds in support of the Fig publishing business.

Spark Capital and Greycroft led the round, with participation from Resolute Ventures, NextView Ventures, and Draft Ventures. The investment will allow Fig Publishing to accelerate the number of innovative game projects made available to investors and backers on the unique Fig.co crowdfunding platform, which lets fans support the development and publishing of games through either rewards-based campaigns or by investing in securities such as Fig Game Shares™, which offer returns based on specific game projects.

“The opportunity for fans to get returns from sales of the games they believe in, opens up an entirely new narrative in the evolution of crowdfunding,” said Fig CEO Justin Bailey, “Looking forward, we’re exploring the possibility of amplifying the impact of fans even further by inviting institutional investors who have already expressed interest in our unique model to provide matching funds across our platform.”

With Fig Game Shares, non-accredited investors are able to participate in the potential success of a game. Fig Game Shares pay returns based on the sales revenue of a single game, so investors get paid when a game launches, rather than having to wait for an exit if and when that occurs, which is the case with other crowdfunding platforms.

About Fig

Learn more about us by visiting https://www.fig.co.

About Spark Capital

For more information, go to http://sparkcapital.com/.

About Greycroft

Visit http://greycroft.com/ to learn more.

The information contained herein is not investment advice and does not constitute an offer to sell, a solicitation of an offer to buy, or any recommendation in respect of, any security.